For More Information, Call:

CONTACT:  Gerard L. Esposito, President (302) 734-7500
or Bernadette Sohler, Director of Communications (732) 634-1500

                   TIDEWATER UTILITIES FILES FOR RATE INCREASE
          Infrastructure Improvements and Rapid Growth are Key Drivers

      DOVER, DELAWARE - April 28, 2006 - Tidewater Utilities, Inc. (Tidewater) has filed a request with the Delaware Public Service Commission (PSC) for a 38.6% increase in water rates, an overall increase of $5.5 million over current revenues, to cover costs of increased capital investment as well as increased operations and maintenance expenses such as electric power, water treatment and labor and benefits costs.

      Since its last rate filing and through the end of 2005, Tidewater invested $10.2 million in plant upgrades and equipment to replace aging infrastructure in its existing service area and keep pace with continued growth in its customer base. The Company plans to invest another $19.6 million in 2006. The Company is proposing that new rates be implemented with an initial 15% interim rate increase 60 days after the filing of the request, subject to refund -- and the remainder when the final decision is rendered by the PSC.

      Presently, the average household served by Tidewater is charged approximately $40.58 per month for 5,000 gallons of water. The new rate structure, based on 5,000 gallons of water, and reflecting the full request, would result in a monthly bill of $56.24. Water charges for residential customers would consist of a $54.08 quarterly facilities charge and a consumption charge of $ $5.72 per 1,000 gallons.

      "This increase is necessary to meet a variety of needs including regulatory requirements for water quality and service delivery and adequate infrastructure to meet the needs of long-standing, as well as recently added, customers," said Gerard L. Esposito, President of Tidewater Utilities, Inc. "The dynamic growth in Delaware continues to present unique challenges. Our employees are working hard to respond to meet our ongoing obligation to our current customers for quality and reliability while at the same time responding to rapid residential growth in our service territories-- all while trying to mitigate the rate impact on our customers," added Esposito.

                                 More-More-More

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TIDEWATER UTILITIES FILES FOR RATE INCREASE Infrastructure Improvements and
Rapid Growth are Key Drivers/Page 2


      Tidewater operates 87 water plants and more than 183 wells in 271 communities throughout Delaware. Tidewater serves more than 28,000 customers in Kent, New Castle and Sussex Counties, DE.

      Improvements in 2005 included building and rehabilitating water mains, pumps and treatment facilities, construction of a 300,000 gallon elevated water storage tank, upgrades to 87 pump house facilities, numerous water main extension and interconnections to connect independent water system communities. Additional improvements included the installation of generators and fire wells to ensure increased water pressure and reliable back-up supply and chemical flow systems and motors for greater efficiency. The Company continues to focus on strategically consolidating its many independent systems into regional districts and abandoning inefficient wells.

      The Delaware Public Service Commission will next examine the rate proposal. A public hearing on the matter will be held in the Company's service area where customers are welcome to comment on the filing request.

      Tidewater Utilities, Inc. is a wholly owned subsidiary of Middlesex Water Company, a New Jersey provider of water, wastewater and related services.

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         Safe Harbor Statement under the Private Securities Litigation
                              Reform Act of 1995:

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rates, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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